Exhibit 99.1

                                  PRESS RELEASE

      FREEHOLD, N.J. - September 24, 2001. IVC Industries, Inc. (OTC BB:IVCO.OB) announced today that it is in discussions with Inverness Medical Innovations, Inc. ("Innovations") for Innovations to acquire all of the outstanding stock of IVC.

      Innovations is a majority-owned subsidiary of Inverness Medical Technology, Inc. ("Inverness"). Inverness has agreed to be acquired by Johnson & Johnson. As part of the pending acquisition by Johnson & Johnson, Inverness plans to restructure its operations so that its women's health, nutritional supplements and clinical diagnostics businesses are held by Innovations. Innovations will then be split-off from Inverness as a separate, publicly-owned company based in Waltham, Massachusetts.

      IVC and Innovations signed a non-binding letter of intent on September 21, 2001, which describes the general terms of Innovations' proposed acquisition of IVC. As contemplated by the letter of intent, each stockholder of IVC would receive from Innovations $2.50 cash for each share of IVC common stock held by such stockholder, except that certain of IVC's principal stockholders will receive either cash, restricted shares of common stock of Innovations or a combination thereof, valued at $2.50 for each share of IVC common stock held by such stockholders.

      The acquisition of IVC by Innovations is subject to a number of conditions, including negotiation of a definitive acquisition agreement, approval by Innovations' and IVC's boards of directors, modification of loan agreements with IVC's principal lender, satisfactory due diligence, and completion of the pending split-off of Innovations and merger of Inverness with Johnson & Johnson. The letter of intent is non-binding, and we cannot assure you that IVC will be able to reach a definitive agreement with Innovations, or that even if it does enter into a definitive agreement with Innovations, that Innovations will complete the acquisition of IVC or that it will acquire IVC on the terms described in the letter of intent.

      Four stockholders of IVC holding approximately 42% of IVC's outstanding common stock have entered into voting agreements with Innovations. The voting agreements require these stockholders to vote all of the shares of IVC common stock they own in favor of the acquisition of IVC by Innovations and against any competing proposal. The voting agreements expire on January 19, 2002 if IVC and Innovations have not entered into a definitive acquisition agreement by that date.


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